SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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       Date of Report (Date of earliest event reported): January 11, 2001



                             Greenbriar Corporation
                       -----------------------------------
             (Exact name of registrant as specified in its charter)



         Nevada                      0-8187                    75-2399477
------------------------   ------------------------    -------------------------
(State of incorporation)     (Commission File No.)        (IRS Employer
                                                           Identification No.)

                    4265 Kellway Circle, Addison, Texas 75244
           ----------------------------------------------------------
           (Address of principal execute offices, including zip code)



                                 (972) 407-8400
              ----------------------------------------------------
              (Registrant's telephone number, including area code)



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Item 5.  Other Events.
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         Registrant received a notice dated October 30, 2000, from the holder of the outstanding shares of Series F Senior Convertible Preferred Stock and Series G Senior Convertible Preferred Stock advising that such holder was electing to convert the outstanding shares of preferred stock into common stock. Such notice sets forth the holder's position that, as a result of certain employee stock options issued by the Registrant, the conversion price of the Preferred Stock had been reduced from $17.50 per share to $0.69 per share, and that the Registrant must issue 27,502,855 shares of common stock upon conversion. If such shares were issued, they would constitute 79.7% of the Registrant's common stock and represent a change in the control of the Registrant. The Registrant would be forced to obtain stockholder approval of the issuance of such a large block of common stock or face a delisting of its common stock on the American Stock Exchange. In the event such conversion occurred, the Registrant's obligation to pay the holder the "make-whole" distribution that is due upon a conversion or redemption of preferred stock would be reduced from approximately $27,000,000 to approximately $7,600,000.

         The Registrant believes that the conversion price was not properly subject to adjustment, and, if the holder were to have converted, it would be at the $17.50 conversion price stated in the terms of the preferred stock. The Registrant's position is based, in part, upon the holder's failure to follow all procedures for adjustment and conversion at the adjusted price, and on the Registrant's rescission of the employee stock options that were the basis for the holder's purported adjustment. The holder filed a declaratory judgment action in the State District Court in Dallas County, Texas seeking a finding that it is entitled to a $0.69 conversion price. The Registrant filed specific denials and affirmative defenses and counterclaims in defense of such action, seeking, among other things, a contrary ruling that the conversion price was not adjusted.

         On December 11, 2000, the holder filed a Demand for Arbitration with the American Arbitration Association seeking to move the dispute into arbitration. Registrant filed a Motion to Stay Arbitration with the State District Court in which the lawsuit is pending on the basis that the dispute is not subject to mandatory arbitration, or, in the alternative, that the holder waived any right to arbitration. A ruling has not been made on the arbitration issue.

         On January 11, 2001, the preferred stockholder filed an application in the lawsuit filed in October, to obtain a temporary restraining order to prevent Registrant from converting the preferred stock into common stock at the rate of $17.50 per share pursuant to the mandatory conversion clause of the preferred stock, appointing any new board members or from engaging in any transactions not in the ordinary course of business. The court denied the injunction on the basis that plaintiff had adequate legal remedies and had failed to show that Registrant was threatening to take any immediate actions to the detriment of plaintiff.

         On January 13, 2001, Registrant took the action mandated by the terms of the Series F and G Convertible Preferred Stock to convert the shares of Series F and G Convertible Preferred Stock remaining outstanding into 1,054,202 shares of common stock and acknowledged its obligation to pay the holder a
$27,166,714   "make-whole"   amount  as  funds  for  repayment  become  lawfully
available.

         On January 15, 2001, Registrant received a notice dated January 12, 2001from the former holder of the preferred stock to the effect that Registrant was in default of the Preferred Stock Purchase Agreement for failing to provide a quarterly compliance certificate, failing to meet various financial covenants and failing to notify the holder of such defaults. The preferred stockholder contends that these alleged breaches of covenants triggered penalty dividends under the terms of the preferred stock, and that Registrant's failure to pay those penalty dividends entitles the preferred stockholder to appoint 70 percent of the Board of Directors. Registrant disputes all such defaults and alternatively claims that such defaults have been waived, reformed or that the holder is estopped from asserting them. Registrant further disputes that any penalty dividends were due under the terms of the preferred stock. Resolution of the default issues will become part of the ongoing litigation over all issues relating to the preferred stock.

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                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


January 23, 2001


                                   GREENBRIAR CORPORATION



                                   By:    /s/ Gene S. Bertcher
                                      ------------------------------------------
                                      Gene S. Bertcher, Executive Vice President













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